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                  GENWORTH LIFE INSURANCE COMPANY OF NEW YORK
                           DEATH BENEFIT ENDORSEMENT
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This endorsement amends [Proceeds When Death Occurs Before Income Payments
Begin], under the DEATH PROVISIONS section of the Contract by adding the following language:

Notwithstanding the [Designated Beneficiary] paragraph, the Owner may, by providing written notice in a manner acceptable to the Company, choose the method of payment of death proceeds under the Contract by selecting any Payment Choice, including any Optional Payment Plan, that the Designated Beneficiary(ies) may have chosen. The Designated Beneficiaries cannot change any Payment Choice that the Owner has selected. If the Owner makes a Payment Choice for the surviving spouse, the spouse may not continue the Contract in accordance with the [Distribution Rules When Death Occurs Before Income Payments Begin] paragraph. The Owner may also specify at the time of electing an Income Payment Option that any payments remaining to be made at the Owner's death cannot be commuted or assigned. While living, the Owner may revoke any such limitations on the rights of the Designated Beneficiary by providing written notice of such revocation in a manner acceptable to the Company. If the Payment Choice selected by the Owner does not apply to a Designated Beneficiary, the limitations imposed by this Endorsement shall be removed as to such Designated Beneficiary. For example, a Payment Choice based on an individual's life does not apply to the Owner's estate and the estate would be free to make its own Payment Choice as Designated Beneficiary after the Owner's death.

For Genworth Life Insurance Company of New York,

                                                  /s/ David J. Sloane
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                                                  [David J. Sloane]
                                                  President

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